Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated February 10, 2005, relating to our audits of financial statements as of and for the years ended December 31, 2004 and 2003 and to each of the years in the three-year period ended December 31, 2004 and our audit of Schedule IV - Mortgage Loans on Real Estate as of December 31, 2004, in the Registration Statement (Form S-11) and related Prospectus of Intervest Mortgage Corporation for the registration of $14,000,000 of subordinated debentures.

Eisner LLP

New York, New York
March 10, 2005